As filed with the Securities and Exchange Commission on May 4, 2010
Registration No. 333-61294

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BJ SERVICES COMPANY LLC
(Exact name of Registrant as specified in its charter)

Delaware	63-0084140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(Address of Principal Executive Offices and Zip Code)
BJ SERVICES COMPANY
Deferred Compensation Plan
(Full Title of the Plan)
Alan R. Crain, Esq.
Senior Vice President and General Counsel
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
(Name, address and telephone number of agent for service)
Copy to:
Christine B. LaFollette, Esq.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(213) 220-5896
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
EXPLANATORY NOTE: REMOVAL OF SECURITIES FROM REGISTRATION
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-61294) (the “Registration Statement”), which was originally filed on May 21, 2001, is being filed to deregister deferred compensation obligations of BJ Services Company which were originally reserved for issuance under the BJ Services Company Deferred Compensation Plan, as amended and restated (the “Plan”) and registered under the Registration Statement and that have not been issued.
     On April 28, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2009, by and among Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes”), BJ Services Company LLC (formerly known as BSA Acquisition LLC), a Delaware limited liability company and a wholly owned subsidiary of Baker Hughes, and BJ Services Company, a Delaware corporation, BJ Services Company merged with and into BJ Services Company LLC, with BJ Services Company LLC surviving the merger as a wholly owned subsidiary of Baker Hughes (the “Merger”).
     Pursuant to the undertakings contained in Part II of the Registration Statement, BJ Services Company LLC, as successor to BJ Services Company by virtue of the Merger, is removing from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any of the deferred compensation obligations registered under the Registration Statement which have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 4, 2010.

BJ SERVICES COMPANY LLC (as successor to BJ Services Company)
By:	/s/ John A. O’Donnell
John A. O’Donnell
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 4th day of May, 2010, by the following persons in the capacities indicated below.

Signature	Title

/s/ John A. O’Donnell (John A. O’Donnell)	President (Principal Executive Officer)

/s/ Jan Kees van Gaalen (Jan Kees van Gaalen)	Treasurer (Principal Financial Officer)

/s/ Alan J. Keifer (Alan J. Keifer)	Vice President and Chief Accounting Officer (Principal Accounting Officer)